Exhibit 99.1

Webcast:	Today, April 26, 2013 at 10:00 a.m. ET
www.bbgi.com

Replay information provided below

News Announcement	For Immediate Release

CONTACT: B. Caroline Beasley, Chief Financial Officer Beasley Broadcast Group, Inc. 239/263-5000; email@bbgi.com	Joseph N. Jaffoni JCIR 212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP FIRST QUARTER NET REVENUE RISES 6.5%;

SAME STATION NET REVENUE INCREASES 3.4%

NAPLES, Florida, April 26, 2013 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three-month period ended March 31, 2013 as summarized below.

Summary of First Quarter Results

In millions, except per share data	Three Months Ended March 31,
	2013	2012	Change
Net revenue	$24.8	$23.3	6.5%
Station operating income (SOI – non-GAAP)	8.1	7.8	4.1%
Operating income	5.5	5.2	4.0%
Net income	2.4	2.4	0.5%
Net income per diluted share	$0.11	$0.11	—

The $1.5 million, or 6.5%, rise in net revenue during the three months ended March 31, 2013, compared with the same period in 2012 reflects strength in the Company’s Philadelphia, Las Vegas and Fort Myers market clusters including the acquisition of KOAS-FM in Las Vegas in the 2012 third quarter.

The $0.2 million, or 4.0%, year-over-year improvement in 2013 first quarter operating income reflects the quarterly revenue increase which more than offset a 7.2%, or $1.3 million, rise in total operating expenses, which included costs related to operating KOAS-FM in Las Vegas, and higher sales expenses.

First quarter 2013 station operating income (SOI), a non-GAAP financial measure, rose $0.3 million, or 4.1%, to $8.1 million compared with the 2012 first quarter, as the higher quarterly net revenue more than offset a $1.2 million, or 7.7%, increase in station operating expenses.

A $0.7 million, or 52.1%, increase in interest expense and a $0.5 million, or 34.0%, reduction in income tax expense resulted in net income and net income per diluted share of $2.4 million and $0.11, respectively for the 2013 first quarter, which was in line with the comparable period last year.

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Beasley Broadcast Group, 4/26/13	page 2

Please refer to the “Calculation of SOI,” “Reconciliation of SOI to Net Income,” “Calculation of Same-Station SOI,” and “Reconciliation of Same-Station SOI to Net Income” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “The solid first quarter revenue growth led to another period of SOI growth, as consolidated SOI increased 4.1% year-over-year. First quarter SOI margins also remain healthy at 32.7% but declined slightly from last year as station operating expenses rose due to our investments in our local sales teams.

“Beyond our company-wide focus on programming and ratings which serve as the foundation for the success of our on-air and digital advertising platforms, we continue to strengthen our balance sheet. During the first quarter, we made repayments totaling $1.0 million against the credit facility, reducing total bank debt to $115.7 million at March 31, 2013, from $123.4 million at the end of last year’s first quarter.”

On April 3, Beasley Broadcast Group amended its first lien credit agreement, allowing it to pre-pay the $25.0 million second lien credit facility in full and modify the interest rate margins on the term loan. The Company borrowed an additional $20.0 million on the first lien term loan and $2.0 million on its revolving credit facility, and paid the remaining $3.0 million from cash on hand. Total debt outstanding on the credit facility, after the amendment, was $112.7 million, reflecting the full repayment of the second lien credit facility. In connection with the amendment, the Company expects to record a loss on extinguishment of debt of approximately $1.3 million in the quarter ending June 30, 2013.

Mr. Beasley concluded, “Our debt and leverage reduction initiatives over the last few years have reduced our leverage ratio to its lowest level in over ten years and we intend to continue deploying cash from operations to further reduce debt and pursue other initiatives that can enhance shareholder value, including the return of capital through possible dividend declarations or share repurchases. Looking forward, we remain focused on managing our station clusters to match or exceed their market’s revenue performance while delivering continued ratings strength through our strong core programming and targeted localism.”

Webcast Information

The Company will host a webcast today, April 26, 2013, at 10:00 a.m. ET to discuss its financial results and operations. Interested parties may access the webcast at the Company’s web site at www.bbgi.com. Following its completion, a replay of the webcast can be accessed for five days on the Company’s web site, www.bbgi.com.

About Beasley Broadcast Group

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns and operates 43 stations (27 FM and 16 AM) located in eleven large- and mid-size markets in the United States. The Company also provides management services to an FM station in Las Vegas for which it has an option to purchase, and operates one station in the expanded AM band in Augusta, GA.

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Beasley Broadcast Group, 4/26/13	page 3

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses. Same-station results, as presented herein, compare stations operated by the Company throughout all periods presented in the following tables. For the three months ended March 31, 2013, same-station results exclude revenue and costs related to the acquisition of KOAS-FM in Las Vegas.

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use these non-GAAP financial measures for internal budgeting purposes. We also use SOI to make decisions as to the acquisition and disposition of radio stations. SOI and same-station SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

SOI is a measure widely used in the radio broadcast industry. While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies. We also believe that providing SOI on a same-station basis is a useful measure of our performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows investors to measure the performance of radio stations we owned and operated during the entirety of two operating periods being compared.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2012. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: external economic forces that could have a material adverse impact on our advertising revenues and results of operations; our radio stations may not be able to compete effectively in their respective markets for advertising revenues; we may not remain competitive if we do not respond to changes in technology, standards and services that affect our industry; our substantial debt levels; and, the loss of key personnel. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of April 26, 2013, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

-tables follow-

Beasley Broadcast Group, 4/26/13	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2013	2012
Net revenue	$24,812,469	$23,298,608

Operating expense:
Station operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below) (1) (2)	16,703,004	15,505,304
Corporate general and administrative expenses (including stock-based compensation) (3)	2,094,009	2,040,345
Depreciation and amortization	564,695	514,049

Total operating expenses	19,361,708	18,059,698
Operating income	5,450,761	5,238,910

Non-operating income (expense):
Interest expense	(2,047,874)	(1,346,171)
Other income (expense), net	46,029	74,306

Income before income taxes	3,448,916	3,967,045
Income tax expense	1,028,429	1,559,049

Net income	$2,420,487	$2,407,996

Basic and diluted net income per share	$0.11	$0.11

Basic common shares outstanding	22,711,541	22,641,225

Diluted common shares outstanding	22,726,909	22,661,073

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $7,238 and $2,771 for the three months ended March 31, 2013 and 2012, respectively.
(3)	Includes stock-based compensation of $129,975 and $127,122 for the three months ended March 31, 2013 and 2012, respectively.

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Beasley Broadcast Group, 4/26/13	page 5

Selected Balance Sheet Data – Unaudited

(in thousands)

	March 31,	December 31,
	2013	2012
Cash and cash equivalents	$14,223	$11,661
Working capital	22,310	20,754
Total assets	260,780	259,373
Long term debt, net of current portion	111,125	113,250
Stockholders’ equity	$85,465	$83,049

Selected Statement of Cash Flows Data – Unaudited

	Three Months Ended March 31,
	2013	2012
Net cash provided by operating activities	$3,934,476	$5,605,488
Net cash used in investing activities	(243,285)	(362,531)
Net cash used in financing activities	(1,128,387)	(3,536,000)

Net increase in cash and cash equivalents	$2,562,804	$1,706,957

Calculation of SOI – Unaudited

	Three Months Ended March 31,
	2013	2012
Net revenue	$24,812,469	$23,298,608
Station operating expenses	(16,703,004)	(15,505,304)

SOI	$8,109,465	$7,793,304

Reconciliation of SOI to Net Income – Unaudited

	Three Months Ended March 31,
	2013	2012
SOI	$8,109,465	$7,793,304
Corporate general and administrative expenses	(2,094,009)	(2,040,345)
Depreciation and amortization	(564,695)	(514,049)
Interest expense	(2,047,874)	(1,346,171)
Other income (expense), net	46,029	74,306
Income tax expense	(1,028,429)	(1,559,049)

Net income	$2,420,487	$2,407,996

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Beasley Broadcast Group, 4/26/13	page 6

Calculation of Same-Station SOI – Unaudited

	Three Months Ended March 31,
	2013	2012
Reported net revenue	$24,812,469	$23,298,608
Acquisition of KOAS-FM	(727,413)	—

Same-station net revenue	$24,085,056	$23,298,608

	Three Months Ended March 31,
	2013	2012
Reported station operating expenses	$16,703,004	$15,505,304
Acquisition of KOAS-FM	(424,481)	—

Same-station operating expenses	$16,278,523	$15,505,304

	Three Months Ended March 31,
	2013	2012
Same-station net revenue	$24,085,056	$23,298,608
Same-station operating expenses	16,278,523	15,505,304

Same-station SOI	$7,806,533	$7,793,304

Reconciliation of Same-Station SOI to Net Income – Unaudited

	Three Months Ended March 31,
	2013	2012
Same-station SOI	$7,806,533	$7,793,304
Same-station net revenue adjustment	727,413	—
Same-station station operating expenses adjustment	(424,481)	—
Corporate general and administrative expenses	(2,094,009)	(2,040,345)
Depreciation and amortization	(564,695)	(514,049)
Interest expense	(2,047,874)	(1,346,171)
Other income (expense), net	46,029	74,306
Income tax expense	(1,028,429)	(1,559,049)

Net income	$2,420,487	$2,407,996

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